UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2006

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2006, Verticalnet, Inc. (the "Company") entered into separate amendments to the employment agreements of Nathanael Lentz, the Company’s President and Chief Executive Officer, and Gene S. Godick, the Company’s Executive Vice President and Chief Financial Officer (collectively, the "Amendments"). The Amendments, as approved by the Compensation Committee of Company’s Board of Directors on March 16, 2006, amended the employment agreement between the Company and Mr. Lentz, dated December 23, 2002 (the "Lentz Agreement"), and the employment agreement between the Company and Mr. Godick, dated February 5, 2003 (the "Godick Agreement" and together with the Lentz Agreement, the "Employment Agreements").

Prior to the Amendments, the Employment Agreements provided that if a sale of the Company occurred during the term of Mr. Lentz’s or Mr. Godick’s employment, as set forth in the Employment Agreements, or within the 90 day period following the termination of such executive’s employment on account of a covered termination, Messrs. Lentz and Godick each would receive a sale of the Company bonus based on the total value of the sale of the Company. The Amendments eliminate Messrs. Lentz’s and Godick’s entitlement to receive this sale of the Company bonus.

Additionally, prior to the Amendments, the Lentz Agreement provided that on a change of control of the Company only Mr. Lentz’s outstanding restricted stock units would become fully vested. Similarly, the Godick Agreement provided that on a change of control of the Company only the stock options and restricted stock units granted to Mr. Godick on February 5, 2003 would become fully vested. The Amendments modify these provisions and provide that if a change of control of the Company occurs while Messrs. Lentz and Godick are employed by the Company, all outstanding stock options, restricted stock grants, restricted stock unit grants and other equity rights that they hold will become fully vested and/or exercisable, as applicable, as of the consummation of the change of control.

The Amendments clarify that the severance benefits that Messrs. Lentz and Godick will receive under the Employment Agreements if their employment terminates within two years following a change of control would be payable if their employment is terminated by the Company without cause or they resign for good reason. Furthermore, the Amendments provide that if Messrs. Lentz and Godick are terminated by the Company without cause or they resign for good reason within the two year period following a change of control of the Company, or they terminate for any reason within the three month period after a change of control of the Company, all stock options granted to them on or after March 16, 2006 that are outstanding and exercisable as of the date of their termination of employment will remain exercisable until the earlier of (i) one year from their termination date or (ii) the expiration of the original life of the stock option.

The Amendments also clarify the Company’s obligations under the Employment Agreements to Messrs. Lentz and Godick with respect to their purchase of individual life insurance policies. Specifically, the Amendments provide that the Company will reimburse each executive for the annual insurance premium costs associated with a term life insurance policy that they purchase. For Mr. Lentz, the premium costs will be based on a life insurance policy with a death benefit equal to $700,000, and for Mr. Godick, the premium costs will be based on a life insurance policy with a death benefit equal to $600,000.

The information regarding the Amendments set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendments, copies of which are filed as Exhibits 10.1 and 10.2 to this report, and are incorporated herein by reference. You are urged to read the Amendments attached to this report as Exhibits 10.1 and 10.2 in their entirety for a more complete description of the terms and conditions of the Amendments.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Amendment dated March 16, 2006 between Verticalnet, Inc. and Nathanael Lentz

10.2 Amendment dated March 16, 2006 between Verticalnet, Inc. and Gene S. Godick

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

March 22, 2006	By:	Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment dated March 16, 2006 between Verticalnet, Inc. and Nathanael Lentz
10.2	Amendment dated March 16, 2006 between Verticalnet, Inc. and Gene S. Godick